Exhibit 4.58

Used Vehicle Agency Services Agreement

Contract Number: ________________

Entrusting Party: (hereinafter collectively referred to as "Party A")

Party A I: Jieying Executive

Contact address:

Contact method:

Party A II: Shanghai Jieying Auto Retail Co., Ltd. (上海捷盈汽車銷售有限公司) (hereinafter referred to as "Jieying")

Legal representative:

Contact address:

Contact method:

Trustee: JV Auto Dealer (hereinafter referred to as "Party B")

Legal representative:

Contact address:

Contact method:

Guarantor: Shareholder Individual of Auto Dealer (hereinafter referred to as "Party C")

ID number:

Contact address:

Contact method:

Party A, party B and party C shall be referred to as "One Party" respectively and "Parties" collectively.

According to the Contract Law of the People's Republic of China and other relevant laws and regulations, Party A, Party B and Party C shall, after amicable negotiation, reach agreements in respect of Party B's provision of vehicle purchasing and selling through agency and safekeeping services to Party A and related matters concerning the provision of joint undertaking by Party C.

I.	Entrusted matters

Party A hereby entrusts Party B to undertake the following matters within the scope of Party A's authorization and according to the Agreement:

(1)	purchasing used vehicles in the market within Party B's services scope (hereinafter referred to as "Purchased Vehicles"), and assisting to complete the transfer ownership formalities of the vehicles;

(2)	selling vehicles, the disposal right of which is held by Party A (hereinafter referred to as "Sold Vehicles"), and assisting to complete the transfer ownership formalities of the vehicles;

(3)	custody and maintenance of Purchased Vehicles and Sold Vehicles.

II.	Purchased Vehicles

1.	Basic information of Purchased Vehicles

Party B shall, in accordance with the requirements of Party A on the brand, model, quality and price of Purchased Vehicles, look for suitable used sources in the market within its service scope, and then enter the vehicle information into the Jieying Used Vehicle SaaS System after the vehicle purchase.

2.	Signing of Vehicle Purchase Contract

Party B shall cause the seller and Party A to sign the Used Vehicle Purchase Contract provided by Jieying, and to facilitate the signing of the Agreement.

3.	Entrust purchasing price, payment method and guarantee

Party B shall negotiate with the seller on the actual transaction price of the Purchased Vehicles ("Purchase Funds") and make the best efforts to obtain the favorable price. The Purchase Funds of Purchased Vehicles shall be paid directly to the seller by Party A in accordance with the Used Vehicle Purchase Contract signed by the seller.

4.	Transfer and Registration of Purchased Vehicles

Party B shall, within the term of the transfer period stipulated in the Used Vehicle Purchase Contract, transfer Purchased Vehicles to the individuals (employees of Party B) designated by Party A, and cause the employees to sign the Entrusted Owner Of Vehicles On Behalf Agreement (Annex I). Party B agrees and confirms that Party A has the complete ownership of Purchased Vehicles, the employees of Party B shall be the owners of the vehicles in name only, and Party B and its employees have no right to claim any rights to the vehicles or in any form of use or disposal of vehicles.

5.	Custody of data of Purchased Vehicles

Party A shall, upon receipt of all documents and data formalities of the Purchased Vehicle from the sellers, transmit it to Party B’s custody.

III.	Sold Vehicles

1.	Display of Sold Vehicles

Party B shall display Sold Vehicles in showrooms and network operating platforms such as websites, WeChat platform, websites operated by collaboration partners, and actively seek target vehicle customers.

2.	Signing of Vehicle Sales Contract

Party B shall cause the buyer and Party A to sign the Used Vehicle Sales Contract provided by Jieying, and to facilitate the signing of the Agreement.

3.	Entrusted Selling Price

The entrusted selling price shall subject to the price of the "Information Table of Sold Vehicles" signed by Party A, Party B and Party C, and Party B may adjust the pricing according to the actual sales.

4.	Payment method

Sales payment of Sold Vehicles shall be received by Jieying on behalf of Party A and remitted to the following designated bank account of Jieying:

Account Name: _______________________________________________;

Opening Bank: _______________________________________________;

Account Number: _______________________________________________.

Payment shall be made in one of the following methods:

(1)	Should the vehicle buyers adopt their own method for payment in full, then the vehicle buyers in accordance with the Used Vehicle Sales Contract signed by the vehicle buyers and Party A, remit all the payment to the above designated bank account within a specified period of time, and shall be deemed to make full payment upon the receipt of the payment by Jieying.

(2)	Should the vehicle buyers adopt the loan installment payment method, then the vehicle buyers shall directly remit the first payment to the above designated bank account of Party A, which shall be deemed to be the completion of the first payment. When the loan bank issues the Vehicle Loan Consent Notice to Party A and receives all the materials necessary for the transfer of ownership and mortgage of Sold Vehicles, final payment for Sold Vehicles issued by the lending bank shall be remitted to the above designated account. Upon receipt of the final payment for vehicles by the Party A, the payment shall be deemed to be made in full.

5.	Transfer ownership formalities of Sold Vehicles

Party B shall, within the term of the transfer period stipulated in the Used Vehicle Sales Contract, cause the employees of Party B to transfer the Sold Vehicles from them to the vehicle buyers.

IV.	Custody and maintenance of vehicles

1.	Party B shall be responsible for the custody, maintenance and display of the Purchased and Sold vehicles in accordance with the provisions of this article. When the vehicles are delivered to Party B, the vehicle risk of loss (including liability for violation, traffic accident liability, vehicle damage, loss, etc.) shall be transferred to Party B.

2.	When Party B buys the Purchased Vehicles and sells the Sold Vehicles, Party B shall promptly record the vehicle information, the document filing condition, the ownership status, the purchase/sales process and so on into the Jieying Used Vehicle SaaS System, in order to form the complete and comprehensive records of the Purchased Vehicles.

3.	Party B shall designate special employees who are responsible for the inspection and cleaning of the Purchased Vehicles, to ensure that the body, interior, tires, glass, headlights, air-conditioning, sound, engine, fuel tank and other parts are clean, complete, can function normally, and are in line with sales requirements.

4.	Party B shall designate special employees who are responsible for placing and displaying the Purchased Vehicles in the exhibition halls, and uploading the vehicle information to the online sales platform. In the process of vehicle display, the employees should keep the showroom clean and tidy and perform cleaning of vehicles, daily inspection of the interior appearance of vehicles, and if the employees discover any quality problems, loss of electrical power, low oil, instrument platform failure, etc., the employees are required to conduct maintenance immediately. Party B shall establish a system of vehicle key management and a registration management system of vehicle entry and exit to prevent the loss and damage of vehicles.

5.	Party B undertakes that from the time of delivery of Purchased Vehicles to Party B and before the delivery of Purchased Vehicles to the vehicle buyers (being the period of Party B’s custody of the vehicles), Party B shall bear all the risk of loss of the vehicle (including liability for violation of regulations, traffic accident liability, vehicle damage, loss, etc.).

V.	Entrust term

The Agreement shall take effect from the date of signature and seal of the parties, valid from [●] to [●]. When the agreement expires, the parties may renegotiate the extension.

VI.	Service fees

1.	Party A and Party B shall confirm the service fees monthly according to monthly business performance, which shall be paid by the Jieying to Party B.

VII.	Warranties and Undertakings

1.	Party A warrants and undertakes that:

(1)	Party A shall be in its own name with the seller and vehicle buyers signed the Used Vehicle Purchase Contract and Used Vehicle Sales Contract respectively, and the total payment of the Sold Vehicles shall be received by Jieying.

(2)	Party A entrusts Party B to keep all the data of Purchased Vehicles and Sold Vehicles.

(3)	In accordance with the Agreement, Jieying warrants that it shall make payment of service fees to Party B for the custody of Purchased Vehicles and Sold Vehicles.

(4)	Jieying agrees that Party B can use all Jieying’s Used Vehicle SaaS System for business management free of charge, and will guide and help Party B with the operation method of such System.

2.	Party B warrants and undertakes that:

(1)	The information regarding Purchased Vehicles and Sold Vehicles provided by Party B is true and valid, and there is no falsity or deliberate concealment of the truth.

(2)	Party B undertakes that it will carefully review the basic situation of the vehicle buyers, collect and collate the materials provided by the customers, and review and judge the authenticity of the materials.

(3)	Party B undertakes not to conceal the status of the Sold Vehicles from Party A and vehicle buyers, and the vehicles have not experienced any major accidents or fire or water damage etc. Party B shall bear full responsibility for any objections, disputes or lawsuits arising from purchase of the vehicles due to the quality problems of the Sold Vehicles.

(4)	Party B warrants that it will bear all the responsibility for any damage, loss or quality problems of vehicles, violation liability, accident liability, etc.

(5)	Party B warrants that it will transfer the vehicles to the employees of Party B in accordance with the requirements of the Agreement when purchasing vehicles, cause the employees of Party B to sign the Entrusted Owner Of Vehicles On Behalf Agreement, and supervise the employees of Party B not to use or dispose of vehicles without authorization. If the employees of Party B use or dispose of vehicles without authorization, including but not limited to leasing, lending, transfer, mortgage, pledge, gift and other acts, the proceeds therefrom shall be owned by Party A and Party B shall bear joint liability for all losses incurred to Party A. Party B shall bear joint liability for all losses incurred to Party A arising from the quality problems of vehicles, violation liability, accident liability due to the unauthorized use or disposal of vehicles of the employees of Party B

(6)	Party B warrants to act as Party A to handle the transfer ownership and/or change registration formalities of Purchased Vehicles and Sold Vehicles.

(7)	Party B warrants that it will, in accordance with the requirements of Party A, timely provide vehicle registration certificate, vehicle invoice, the original vehicle insurance policy and other data required by the Department of Motor Vehicles in various places required for the pledge of Sold Vehicles, and will cooperate with vehicle buyers for the pledge of Purchased Vehicles.

(8)	Party B undertakes that it will inspect and maintain the vehicles in its custody in a timely manner, and ensure the normal operation of the showrooms and online sales platforms.

(9)	Party B undertakes that its business process will be managed through the Jieying Used Vehicle SaaS System and will not use other similar systems.

VIII.	Non-competition Terms

(1)	Other than the entrustment of purchasing and selling vehicles entrusted to it by Party A, neither Party B nor any employee of Party B shall entrust or accept any third-party entrustment or cooperate with other parties to carry out used vehicle distribution or used vehicle brokerage business by any third party. Used vehicles purchased and sold by Party B in its name or in the personal name of employees of Party B shall be regarded as the purchasing vehicles and selling of vehicles entrusted to them by Party A.

(2)	Should Party B violate the non-competition terms described above and engage in used vehicle distribution and brokerage business outside the scope of Party A's mandate, all the proceeds arising therefrom shall be returned to Party A; if this results in any loss to Party A, Party B shall compensate Party A and Party A shall have the right to terminate this Agreement.

IX.	Dispute Resolution and Applicable Law

(1)	If the parties to the agreement have any disputes over the content of the Agreement or its implementation, the parties shall conduct amicable negotiations; if the negotiation does not succeed, each party may file a lawsuit in the people’s court where Jieying is located.

(2)	The establishment, implementation and interpretation of the Agreement and the settlement of disputes shall be governed by the laws of the PRC.

X.	Effectiveness, Amendment and Termination of the Agreement

(1)	The Agreement shall be of legal effect upon the signature of each of the parties.

(2)	Any amendment of the terms of the Agreement must be approved and be confirmed in writing by Party A, Party B and Party C.

(3)	The Agreement shall be terminated due to any of the following reasons: The term of the Agreement is satisfied; each of the parties agrees to terminate the Agreement after negotiation.

(4)	The early termination of the Agreement shall not affect the rights and obligations of the parties to the Agreement that have arisen under the Agreement prior to the earlier termination date of the Agreement.

XI.	Other

(1)	The failure by any party to the Agreement to exercise the rights under the Agreement in a timely manner shall not be deemed a waiver of the right nor will it affect the party's exercise of that right in the future.

(2)	If any term of the Agreement is completely or partially invalid, is not enforceable or is in violation of any applicable law for whatever reason then that term is deemed removed. However the rest of the terms of the Agreement shall remain be effective and binding.

(3)	The Agreement shall be binding on each party’s heirs and assignees.

(4)	The matters not covered in the Agreement shall be resolved through consultation by the parties.

(5)	The Agreement is in quadruplicate. Each party holds one copy which has equal legal effect.

Below is the signature page of the Used Vehicle Agency Services Agreement

The Used Vehicle Agency Service Agreement was signed by the following parties on [●] 2017:

Party A I: Executive of Jieying

Signature:	_________________

Party A II (seal): Shanghai Jieying Auto Retail Co., Ltd. (上海捷盈汽車銷售有限公司)

Signature of legal representative or authorized representative:

The Used Vehicle Agency Service Agreement was signed by the following parties on [●] 2017:

Party B (seal):

Signature of legal representative or authorized representative:

Party C:

Signature:

Date